SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): March 7, 2001

                           The Sagemark Companies Ltd.
             (Exact name of Registrant as Specified in its Charter)

          New York                    0-4186             13-1948169
(State or other jurisdiction  (Commission File No.)    (IRS Employer
       of incorporation)                             Identification No.)

        1285 Avenue of the Americas, 35th Floor, New York, New York 10019
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (212) 554-4219
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ITEM 5.  OTHER EVENTS

         On March 7, 2001, the Board of Directors approved and ratified the terms of employment arrangements between the Registrant and Theodore B. Shapiro and Edward D. Bright.

         The terms of Mr. Shapiro's employment include the appointment of Mr. Shapiro as the Registrant's President and Chief Executive Officer, on a month-to-month basis, at an annual base salary of $100,000, plus certain fringe benefits and expense allowances. Mr. Shapiro's annual base salary is subject to increase to $200,000 per year at such time as the Registrant consummates an acquisition of the business of another entity. In addition, Mr. Shapiro was granted a warrant to purchase up to 125,000 shares of the Registrant's common stock during a term of five years at an exercise price of $1.125 per share (the "Warrant"), which exercise price reflects the market price of the Registrant's common stock on March 7, 2001, the date of grant of the Warrant. Mr. Shapiro was also granted a warrant to purchase up to an additional 150,000 shares of the Registrant's common stock during a term of five years at an exercise price of $1.125 per share (the "Incentive Warrant"), which exercise price reflects the market price of the Registrant's common stock on March 7, 2001, the date of grant of the Incentive Warrant. The Incentive Warrant cannot, however, be exercised unless and until the Registrant consummates an acquisition of the business of another entity. The shares of common stock subject to the Warrant and the Incentive Warrant have "piggy-back" and demand registration rights.

         The terms of Mr. Bright's employment include the appointment of Mr. Bright as the Registrant's Chairman of the Board, on a month-to-month basis, at an annual base salary of $50,000, plus certain fringe benefits and expense allowances. Mr. Bright's annual base salary is subject to quarterly review by the Board of Directors. In addition, Mr. Bright was granted a warrant to purchase up to 50,000 shares of the Registrant's common stock during a term of five years at an exercise price of $1.125 per share, which exercise price reflects the market price of the Registrant's common stock on March 7, 2001, the date of grant of such warrant. The shares of common stock subject to the warrant have "piggy-back" and demand registration rights.

         On March 7, 2001, the Board of Directors authorized the purchase of shares of the Registrant's common stock in open market transactions, subject to the aggregate purchase price for such shares not exceeding $25,000.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               THE SAGEMARK COMPANIES LTD.


                               By: /s/ THEODORE B. SHAPIRO
                                  -------------------------------------
                                  Theodore B. Shapiro
                                  President and Chief Executive Officer

Date: March 9, 2001

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